Exhibit 10.6

CALIBER HOME LOANS, INC.

October 8, 2015

PRIVATE AND CONFIDENTIAL

George Jones

Re:	Compensation Arrangements

Dear Mr. Jones:

We are writing to you today in order to confirm the current terms of your compensation as a member of the Board of Directors (the “Board”) of Caliber Home Loans, Inc. (the “Company”). These terms are subject to future modification by the Company.

As compensation for your service on the Board, you shall be paid a fee in the amount of $12,500 per month commencing on the date you are formally appointed to the Board. The foregoing fees are payable in cash and will be paid to you quarterly in arrears.

In addition to the foregoing, you shall be covered by the Company’s errors and omissions insurance policy as a member of the Board, and your reasonable, documented, out-of-pocket travel and other expenses incurred in connection with your activities as a member of the Board shall be reimbursed to you by the Company from time to time.

CALIBER HOME LOANS, INC.

By:	/s/ Joe Anderson
Name: JOE ANDERSON
Title: CEO

Agreed to an accepted as of the date first written above:

/s/ George Jones
Name: George Jones